As filed with the Securities and Exchange Commission on January 4, 2017

Registration No. 333-215145

Registration No. 333-155581

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-215145

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-155581

UNDER

THE SECURITIES ACT OF 1933

Southwest Gas Holdings, Inc.

(Exact name of registrant as specified in its charter)

California	81-3881866
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, Nevada 89193-8510

(Address of principal executive offices)

SOUTHWEST GAS CORPORATION EMPLOYEES’ INVESTMENT PLAN

(Full title of the Plan)

KAREN S. HALLER

Senior Vice President/General Counsel and Corporate Secretary

Southwest Gas Holdings, Inc.

5241 Spring Mountain Road

P.O. Box 98510

Las Vegas, Nevada 89193-8510

(Name and address of agent for service)

(702) 876-7237

(Telephone number, including area code, of agent for service)

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (the “Registration Statement”) is being filed by Southwest Gas Holdings, Inc. (the “Company” or the “Registrant”) and relates to the following registration statements on Form S-8:

•	Registration Statement No. 333-215145 pertaining to the registration of 1,000,000 shares of Common Stock issuable under the Southwest Gas Corporation Employees’ Investment Plan; and

•	Registration Statement No. 333-155581 pertaining to the registration of 1,000,000 shares of Common Stock issuable under the Southwest Gas Corporation Employees’ Investment Plan.

This Registration Statement is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the holding company reorganization (the “Reorganization”) of Southwest Gas Corporation (the “Predecessor Company”). The Reorganization was completed on January 1, 2017 and was effected pursuant to the Agreement and Plan of Merger, dated as of December 28, 2016, by and among the Company, the Predecessor Company and Southwest Reorganization Co. (“MergerSub”) and the Plan of Reorganization dated as of December 28, 2016, by and among the Company, the Predecessor Company, MergerSub and Southwest Gas Utility Group, Inc. in accordance with the California Corporations Code. As a result of the Reorganization, Predecessor Company became a wholly owned subsidiary of the Company, and the Company became the successor issuer to Predecessor Company pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In the Reorganization, each share of the issued and outstanding common stock of Predecessor Company was converted automatically into one share of common stock of the Company and the shares of the Predecessor Company held and issuable under the Company’s Employees’ Investment Plan were converted automatically into shares of the Company.

The Registrant is filing the Registration Statement pursuant to Rule 414 solely to update Registration Statement No. 333-215145 and Registration Statement No. 333-155581 as a result of the Reorganization. In accordance with Rule 414(d) under the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Registrant, now as successor issuer to Predecessor Company pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts Registration Statement No. 333-215145 and Registration Statement No. 333-155581 as its own registration statements for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in this Part I of Form S-8 (plan information and registrant information and employee plan annual information) will be sent or given to employees as specified by Securities and Exchange Commission Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company (or by the Predecessor Company prior to the Reorganization) with the Commission are incorporated by reference herein as of their respective dates of filing:

a. The Predecessor Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

b. Quarterly Report on Form 10-Q for the Predecessor Company’s quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.

c. The Predecessor Company’s Current Reports on Form 8-K filed on February 24, 2016 (except for the portions which were furnished rather than filed), February 29, 2016, April 1, 2016, May 10, 2016, June 30, 2016, August 5, 2016, September 29, 2016 and November 18, 2016.

d. The description of the Predecessor Company’s Common Stock contained in its Form 8-A dated July 22, 2003, and any amendment or report filed for the purpose of updating such description.

e. The Company’s Current Report on Form 8-K12B filed on January 3, 2017.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s Articles of Incorporation contain a provision which eliminates the liability of directors for monetary damages to the fullest extent permissible under California law. The General Corporation Law of California (the “Law”) (i) authorizes the elimination of liability of directors for monetary damages in an action brought by a shareholder in the right of the Company or by the Company for breach of a director’s duties to the Company and its shareholders and (ii) authorizes the Company to indemnify directors and officers for monetary damages for all acts or omissions committed by them in their respective capacities; provided, however, that liability is not limited nor may indemnification be provided (a) for acts or omissions that involve intentional misconduct or knowing and culpable violation of law, (b) for acts or omissions that a director or officer believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of a director or officer seeking indemnification, (c) for any transaction from which a director or officer derives an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director’s or officer’s duty to the Company or its shareholders in circumstances in which such person was aware, or should have been aware, in the ordinary course of performing his or her duties, of a risk of serious injury to the Company or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s or officer’s duty to the Company or its shareholders, and (f) for liabilities arising under Section 310 (contracts in which a director has a material financial interest) and Section 316 (certain unlawful dividends, distributions, loans and guarantees) of the Law. In addition, the Company may not indemnify directors and officers in circumstances in which indemnification is expressly prohibited by Section 317 of the Law.

The Bylaws of the Company provide that the Company has the power to indemnify directors and officers to the fullest extent permitted under California law and the Company’s Articles of Incorporation. The Company has entered into indemnification agreements with its directors and officers which require that the Company indemnify such directors and officers in all cases to the fullest extent permitted by applicable provisions of the Law. The Company also maintains a directors’ and officers’ liability insurance policy insuring directors and officers of the Company for covered losses as defined in the policy.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1	Southwest Gas Corporation Employees’ Investment Plan, as amended and restated. Incorporated herein by reference to the Registration Statement filed on Form S-8 by the Predecessor Company on December 16, 2016.

23.1	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney

Note: The opinion of counsel contemplated by Item 601(b)(5)(i) of Regulation S-K is not filed herewith because the shares of common stock being registered are not original issue shares.

Undertaking in lieu of Exhibit:

Because the Employees’ Investment Plan (the “Plan”) is qualified under Section 401 of the Internal Revenue Code, neither an opinion of counsel concerning compliance with the requirements of the Employee Retirement Income Security Act nor an Internal Revenue Service (“IRS”) determination letter are being filed as an exhibit, and the registrant hereby undertakes that it will submit or has submitted to the IRS in a timely manner all amendments necessary to maintain the qualified status of the Plan and has made or will make all changes requited by the IRS in order to maintain the qualification of the Plan.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the Securities Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on January 4, 2017.

SOUTHWEST GAS HOLDINGS, INC.

By:	/s/ John P. Hester
Name:	John P. Hester
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

* (Robert L. Boughner)	Director	January 4, 2017

* (José A. Cárdenas)	Director	January 4, 2017

* (Thomas E. Chestnut)	Director	January 4, 2017

* (Stephen C. Comer)	Director	January 4, 2017

* (LeRoy C. Hanneman, Jr.)	Director	January 4, 2017

/s/ John P. Hester (John P. Hester)	Director, President and Chief Executive Officer	January 4, 2017

* (Anne L. Mariucci)	Director	January 4, 2017

* (Michael J. Melarkey)	Chairman of the Board of Directors	January 4, 2017

* (A. Randall Thoman)	Director	January 4, 2017

* (Thomas A. Thomas)	Director	January 4, 2017

* (Terrence L. Wright)	Director	January 4, 2017

/s/ Roy R. Centrella (Roy R. Centrella)	Senior Vice President/ Chief Financial Officer	January 4, 2017

/s/ Gregory J. Peterson (Gregory J. Peterson)	Vice President, Controller, and Chief Accounting Officer	January 4, 2017

* By: /s/ John P. Hester John P. Hester Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Southwest Gas Corporation Employees’ Investment Plan, as amended and restated. Incorporated herein by reference to the Registration Statement filed on Form S-8 by the Predecessor Company on December 16, 2016.

23.1	Consent of PricewaterhouseCoopers LLP.

24.1	Power of Attorney